As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-167854

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LINC LOGISTICS COMPANY

(Exact name of registrant as specified in its charter)

Michigan	4731	38-3645748
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11355 Stephens Road

Warren, MI 48089

(586) 467-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. E. “Scott” Wolfe

Chief Executive Officer

LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

(586) 467-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

C. Douglas Buford, Jr. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 W. Capitol Avenue, Ste. 1800 Little Rock, AR 72201 (501) 688-8800	Marc D. Jaffe Christopher D. Lueking Latham & Watkins LLP 233 S. Wacker Drive, Suite 5800 Chicago, IL 60606 (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☑	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common stock, no par value	$169,280,000	$12,069.66(3)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(2)	Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	The registration fee has been previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

LINC Logistics Company is filing this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-167854) solely for the purpose of filing certain Exhibits thereto as indicated on the exhibit list and to provide certain information relating to expenses as set forth below, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be paid by LINC Logistics Company (the Registrant) in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Select Market listing fee, all amounts are estimates.

Description	Amount
SEC registration fee	$12,069.66
FINRA filing fee	17,428.00
NASDAQ Global Select Market listing fee	125,000.00
Accounting fees and expenses	237,440.00
Legal fees and expenses	232,918.00
Printing and engraving fees and expenses	100,000.00
Transfer agent fees and expenses	11,000.00
Miscellaneous expenses	525,000.00

Total	$1,260,855.66

Item 14. Indemnification of Directors and Officers.

Sections 561 through 571 of the Michigan Business Corporation Act (the MBCA), authorize indemnification of directors and officers of Michigan corporations. The Registrant’s Articles of Incorporation permit the Registrant to indemnify directors and officers to the fullest extent permitted by Michigan law. The Registrant’s Bylaws permit it to indemnify directors and officers against expenses, attorneys’ fees, judgments, penalties, fines and settlements reasonably incurred in connection with any threatened, pending or completed action or proceeding brought by a third-party so long as the director or officer acted in good faith and in a manner reasonably believed not to be opposed to the best interests of the Registrant or, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification includes civil, criminal, administrative or investigative proceedings and service at the request of the Registrant as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. The Bylaws also allow the Registrant to indemnify directors and officers against expenses and attorneys’ fees related to any threatened, pending or completed action brought by or in the right of the Registrant so long as the director acted in good faith and in a manner reasonably believed not to be opposed to the best interests of the Registrant. The Bylaws require the Registrant to indemnify officers and directors whose defense on the merits or otherwise has been successful; however, no indemnification is allowed as to any claim where the director or officer is judged to be liable to the Registrant in the performance of his or her duties to the Registrant unless such indemnification is specifically approved by the court in which such action was brought.

Although the Registrant’s Bylaws permit indemnification in the situations described above, each request for indemnification must be individually authorized by (1) a majority of a quorum of the board of directors consisting of directors who were not parties or threatened to be made parties to the action or proceeding, (2) if the quorum in (1) is not obtainable, then by a majority vote of a committee of at least two directors who are not parties or threatened to be made parties to the action or proceeding, (3) independent legal counsel in a written opinion, (4) all independent directors who are not parties or threatened to be made parties to the action or proceeding, or (5) the Registrant’s shareholders. To the extent that a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, the Registrant’s Bylaws dictate that he or she must be indemnified against expenses actually and reasonably incurred. The Bylaws also provide that indemnification is a contractual right between the Registrant and the officer or director which is not adversely affected by a repeal of the Bylaw indemnification provisions.

Section 567 of the MBCA and the Registrant’s Bylaws authorize the Registrant to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the Registrant or who serves at the request of the Registrant as a director, officer, employee or agent of a nonprofit or for profit foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether or not the Registrant would have the power to indemnify him or her under the Bylaws or the laws of the State of Michigan. The Registrant intends to maintain a directors’ and officers’ insurance policy. The policy is expected to insure directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburse the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy will contain various exclusions, none of which apply to this offering.

The Registration Rights Agreement filed as Exhibit 4.1 to this registration statement provides for indemnification by the Registrant of Matthew T. Moroun and a trust controlled by Manuel J. Moroun for certain liabilities arising under the Securities Act, and otherwise.

The Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant, its directors, officers and control persons for certain liabilities arising under the Securities Act, and otherwise.

Item 15. Recent Sales of Unregistered Securities.

In the three years prior to the filing of this registration statement, the Registrant issued the following unregistered securities in private placements conducted pursuant to Section 4(2) of the Securities Act, as transactions not involving public offerings:

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit	Description
1.1^	Form of Underwriting Agreement

3.1^	Form of Amended and Restated Articles of Incorporation of Registrant

3.2*	Form of Amended and Restated Bylaws of Registrant

4.1^	Form of Registration Rights Agreement among the Registrant, Matthew T. Moroun and The Manuel J. Moroun Revocable Trust

4.2*	Form of common stock certificate

5.1^	Opinion of Kemp, Klein, Umphrey, Endelman & May, P.C.

Exhibit	Description

10.1^	LINC Logistics Company Long-Term Incentive Plan

10.2^	Employment Agreement, dated as of September 7, 2010, by and between the Registrant and H.E. “Scott” Wolfe

10.3^	Employment Agreement, dated as of September 7, 2010, by and between the Registrant and David A. Crittenden

10.4^	Tax Separation Agreement, dated as of December 31, 2006, between the Registrant and CenTra, Inc.

10.5^	Services Agreement, dated as of December 31, 2006, between the Registrant and CenTra, Inc., as amended

10.6^	Form of S Corporation Revocation, Tax Allocation and Indemnification Agreement among the Registrant, Matthew T. Moroun and The Manuel J. Moroun Revocable Trust

10.7^	Amended and Restated Loan Agreement, dated February 18, 2010, between the Registrant and Comerica Bank, as amended by the First Amendment to Amended and Restated Credit Agreement, dated September 10, 2010

10.8^	Restated Business Loan Agreement, dated May 19, 2009, between Registrant and Fifth Third Bank, as amended by Amendment No. 1 to the Restated Business Loan Agreement, dated August 18, 2009, and Amendment No. 2 to the Restated Business Loan Agreement, dated September 10, 2010

10.9^	Loan and Security Agreement, dated December 18, 2006, among LGSI Equipment of Indiana, LLC and LGSI Equipment, Inc. of Wyoming and Fifth Third Bank

10.10^	Dividend Distribution Promissory Note, dated December 29, 2006, among Registrant and CenTra, Inc.

10.11^	Promissory Note, dated September 21, 2010, among Matthew T. Moroun and Registrant

10.12^	Promissory Note, dated September 21, 2010, among Registrant and Manuel J. Moroun Revocable Trust U/A 3/27/77

21.1^	Subsidiaries of Registrant

23.1^	Consent of Grant Thornton LLP

23.2	Consent of Kemp, Klein, Umphrey, Endelman & May, P.C. (included in Exhibit 5.1)

24	Powers of Attorney (included on signature page to the registration statement)

*	Filed herewith.
+	To be filed by amendment.
^	Previously filed.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the combined financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Michigan, on October 4, 2010.

LINC LOGISTICS COMPANY

By:	/s/ H. E. Wolfe
Name:	H. E. Wolfe
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. E. Wolfe and David A. Crittenden; and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and registrations filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does grant unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 4, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/ H. E. Wolfe H. E. Wolfe	President, Chief Executive Officer and Director (principal executive officer)

/s/ David A. Crittenden David A. Crittenden	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Matthew T. Moroun* Matthew T. Moroun	Chairman of the Board

/s/ Manuel J. Moroun* Manuel J. Moroun	Director

Peter M. Krause	Director

*	By H.E. Wolfe pursuant to power of attorney.

Exhibit	Description

1.1^	Form of Underwriting Agreement

3.1^	Form of Amended and Restated Articles of Incorporation of Registrant

3.2*	Form of Amended and Restated Bylaws of Registrant

4.1^	Form of Registration Rights Agreement among the Registrant, Matthew T. Moroun and The Manuel J. Moroun Revocable Trust

4.2*	Form of common stock certificate

5.1^	Opinion of Kemp, Klein, Umphrey, Endelman & May, P.C.

10.1^	LINC Logistics Company Long-Term Incentive Plan

10.2^	Employment Agreement, dated as of September 7, 2010, by and between the Registrant and H.E. “Scott” Wolfe

10.3^	Employment Agreement, dated as of September 7, 2010, by and between the Registrant and David A. Crittenden

10.4^	Tax Separation Agreement, dated as of December 31, 2006, between the Registrant and CenTra, Inc.

10.5^	Services Agreement, dated as of December 31, 2006, between the Registrant and CenTra, Inc., as amended

10.6^	Form of S Corporation Revocation, Tax Allocation and Indemnification Agreement among the Registrant, Matthew T. Moroun and The Manuel J. Moroun Revocable Trust

10.7^	Amended and Restated Loan Agreement, dated February 18, 2010, between the Registrant and Comerica Bank, as amended by the First Amendment to Amended and Restated Credit Agreement, dated September 10, 2010

10.8^	Restated Business Loan Agreement, dated May 19, 2009, between Registrant and Fifth Third Bank, as amended by Amendment No. 1 to the Restated Business Loan Agreement, dated August 18, 2009, and Amendment No. 2 to the Restated Business Loan Agreement, dated September 10, 2010

10.9^	Loan and Security Agreement, dated December 18, 2006, among LGSI Equipment of Indiana, LLC and LGSI Equipment, Inc. of Wyoming and Fifth Third Bank

10.10^	Dividend Distribution Promissory Note, dated December 29, 2006, among Registrant and CenTra, Inc.

10.11^	Promissory Note, dated September 21, 2010, among Matthew T. Moroun and Registrant

10.12^	Promissory Note, dated September 21, 2010, among Registrant and Manuel J. Moroun Revocable Trust U/A 3/27/77

21.1^	Subsidiaries of Registrant

23.1^	Consent of Grant Thornton LLP

23.2	Consent of Kemp, Klein, Umphrey, Endelman & May, P.C. (included in Exhibit 5.1)

24	Powers of Attorney (included on signature page to the registration statement)

*	Filed herewith.
+	To be filed by amendment.
^	Previously filed.